Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com

FOR RELEASE:	October 30, 2013	CONTACT:	Dale C. Davies
Michael Obertop
636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. REPORTS STRONG THIRD QUARTER
Highlights

•	2013 Quarterly Revenues of $198.9 million vs. prior year of $168.2 million

•	2013 Quarterly Operating Earnings of $35.6 million vs. prior year of $30.3 million - up 17%

•	2013 YTD Revenues of $553.4 million vs. prior year of $504.0 million

•	2013 YTD Operating Earnings of $106.7 million vs. prior year of $80.1 million - up 33%
St. Charles, MO, October 30, 2013 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its third quarter 2013 financial results. “We are pleased with another quarter of strong financial performance and operating results, driven by continued strong tank railcar shipments along with a slight increase in hopper railcar shipments. The strong tank railcar mix generated operational leverage and efficiencies. As of September 30, 2013, we had a backlog of approximately 6,300 railcars. During October 2013, we accepted a multi-year order from Chevron Phillips Chemical Company LP for 2,750 plastic pellet covered hopper railcars for delivery from 2014 through 2016,” said Jeff Hollister, President and Interim CEO of ARI.
Third Quarter Summary
Total consolidated revenues were $198.9 million for the third quarter of 2013, up 18% when compared to $168.2 million for the same period in 2012. Revenues increased across all three of the Company’s segments, with the largest dollar increase in the manufacturing segment.
Total manufacturing segment revenues were $205.8 million for the third quarter of 2013, an increase of 11% over the $185.4 million for the same period in 2012. The primary reason for the increase was higher volumes of railcar shipments as well as strong tank railcar market conditions. Manufacturing segment revenues for the third quarter of 2013 included estimated revenues of $34.8 million related to railcars built for the Company’s lease fleet, compared to estimated revenues of $38.2 million related to railcars built for the Company’s lease fleet in the third quarter of 2012. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company’s lease fleet are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease. During the third quarter of 2013, ARI shipped approximately 1,640 railcars, including approximately 280 railcars built for the Company's lease fleet, compared to approximately 1,460 railcars for the same period of 2012, including approximately 310 railcars built for the lease fleet. Railcars built for the lease fleet represented approximately 17% of ARI’s railcar shipments during the third quarter of 2013 compared to approximately 21% for the same period in 2012.
Total leasing segment revenues were $8.3 million for the third quarter of 2013, an increase of 95% over the $4.3 million for the same period in 2012. The primary reason for the increase in revenue was an increase in the number of railcars on lease and an increase in the average lease rate. ARI had approximately 3,780 railcars in the Company’s lease fleet at the end of the third quarter of 2013, compared to approximately 2,190 railcars at the end of the same period in 2012.
Total railcar services segment revenues were $19.7 million for the third quarter of 2013, an increase of 16% over the $17.0 million for the same period in 2012. The increase is largely attributed to certain repair projects being performed at the Company's hopper railcar manufacturing facility during 2013.

Consolidated earnings from operations for the third quarter of 2013 were $35.6 million, an increase of 17% over the $30.3 million for the same period in 2012. The increase in consolidated earnings was primarily due to increased earnings across all three of the Company’s segments, driven by higher revenues as discussed above, with the largest dollar increase in the manufacturing segment. Operating margins were 18% for both the third quarter of 2013 and 2012.

Manufacturing earnings from operations were $41.7 million for the third quarter of 2013 compared to $34.2 million for the same period in 2012. This increase was due primarily to an increase in railcar shipments and operating leverage as a result of strong tank railcar production volumes. Manufacturing earnings from operations for the third quarter of 2013 included $9.6 million of estimated profit on railcars built for the Company’s lease fleet compared to $5.0 million for the same period in 2012, which is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
EBITDA, adjusted to exclude share-based compensation and other income on short term investments (Adjusted EBITDA), was $43.3 million for the third quarter of 2013, compared to $36.7 million for the comparable quarter of 2012. The increase was driven by increased earnings from operations. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.

Net earnings for the third quarter of 2013 were $21.0 million, or $0.98 per share, compared to $14.0 million, or $0.66 per share, for the comparable quarter of 2012. The increase in earnings was primarily a result of increased earnings from operations across all three of the Company’s segments, as discussed above, and lower interest expense. Interest expense was $1.5 million for the third quarter of 2013 compared to $4.4 million in the same period in 2012. The decrease was the result of a more favorable rate obtained on the Company's lease fleet financing and lower average debt balance as a result of the Company's early redemption of its 7.5% senior unsecured notes (Notes). During the quarter ended September 30, 2012, ARI redeemed $100.0 million of the outstanding Notes, resulting in a charge of $2.3 million, comprised of a premium of $1.9 million paid on the redemption of the debt and a non-cash charge of $0.4 million for the accelerated write-off of a portion of the deferred financing fees.

Year-to-Date Results

Consolidated revenues for the first nine months of 2013 were $553.4 million compared to $504.0 million for the comparable period in 2012.

Total manufacturing segment revenues were $611.5 million for the first nine months of 2013 compared to $616.5 million for the comparable period in 2012. The primary reasons for the decrease in revenues were lower covered hopper railcar shipments and lower revenues from certain material cost changes that ARI generally passes through to customers on a dollar for dollar basis. This combined decrease was partially offset by a higher mix of tank railcars shipped, which generally sell at higher prices due to more material and labor content, and improved general market conditions for tank railcars. Manufacturing segment revenues for the first nine months of 2013 included estimated revenues of $135.3 million relating to railcars built for the lease fleet, compared to estimated revenues of $170.3 million relating to railcars built for the lease fleet in the comparable period in 2012. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are eliminated in consolidation. Revenues for railcars built for the Company's lease fleet are not recognized in consolidated revenues as railcar sales, but rather are recognized as lease revenues in accordance with the terms of the contract over the life of the lease. The Company shipped approximately 4,850 railcars, including approximately 1,190 railcars to leasing customers, during the first nine months of 2013, which was 17% lower than the approximately 5,870 railcars shipped during the same period of 2012, of which 1,690 were to leasing customers. Railcars built for the lease fleet represented approximately 25% and 29% of ARI's total railcar shipments in the first nine months of 2013 and 2012, respectively.

Consolidated earnings from operations for the first nine months of 2013 were $106.7 million, up 33% from $80.1 million for the comparable period in 2012. Consolidated earnings from operations for the first nine months of 2013 and 2012 excluded $29.5 million and $28.3 million, respectively, of profit on railcars built for the lease fleet which is eliminated in consolidation and is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture. Operating margins were 19% for the first nine months of 2013 compared to 16% for the comparable period of 2012.

The Company recorded a loss from joint ventures of $2.3 million for the first nine months of 2013 compared to break-even earnings for the comparable period in 2012. The increase in the Company's joint venture loss during the nine month period ended September 30, 2013 was due to production levels decreasing from 2012 levels on weak demand for railcar types other than tank railcars for ARI's domestic joint ventures. Additionally, the Company's India joint venture incurred higher interest expense and higher depreciation expense in 2013 compared to 2012 due to the completion of construction of the manufacturing plant in India.

Adjusted EBITDA was $129.1 million for the first nine months of 2013, up by $27.6 million from $101.5 million for the comparable period in 2012.

Net earnings for the first nine months of 2013 were $62.5 million, or $2.93 per share, compared to $39.4 million, or $1.84 per share, for the comparable period in 2012. This increase was due to higher earnings from operations as well as a 60% decrease in interest expense for the nine months ended September 30, 2013, compared to the same period in 2012. The decrease in interest expense was a result of a lower interest rate secured on the lease fleet financing and a lower average debt balance due to the Company's early redemption of the Notes. Offsetting these increases to earnings was a non-cash charge of $0.4 million for the accelerated write-off of a portion of the deferred financing fees due to the Company's early redemption of the remaining $175 million of its Notes in March 2013. This charge recognized during the nine months ended September 30, 2013 was $1.9 million lower than the $2.3 million charge incurred during the nine months ended September 30, 2012, related to the redemption of the initial $100.0 million of Notes, as discussed above.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations of $118.0 million during the first nine months of 2013. As a result of continued growth of the Company’s lease fleet and redemption of the remaining $175 million of the Notes during the first quarter of 2013, partially offset by borrowings under the lease fleet financing, the Company’s cash balance was $115.0 million at September 30, 2013.
At the board meeting in October, the Company’s board of directors declared a cash dividend of $0.25 per share of common stock of the Company to shareholders of record as of December 13, 2013 that will be paid on December 20, 2013.
Backlog
ARI’s backlog as of September 30, 2013 was approximately 6,300 railcars, with an estimated market value of $814.5 million. This backlog includes approximately 2,430 railcars for lease with an estimated market value of $331.5 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, October 31, 2013 at 10:00 am (Eastern Time) to discuss the Company’s third quarter 2013 financial results. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI and its subsidiaries sell and lease railcars manufactured by the Company to certain markets. In addition, ARI repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding industry trends, customer demand for the Company’s products, the Company's leadership roles and capabilities; the Company’s strategic objectives and long-term strategies, the growth of the Company’s leasing business, anticipated future production rates, the Company’s plans regarding future dividends, the Company’s joint ventures, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: basing financial or other information on judgments or estimates based on future performance or events; the ability to successfully manage the day-to-day aspects of the Company’s business, including the ability of the Company to successfully attract, motivate and retain executive officers and key employees, both individually and as a group; the impact of an economic downturn, adverse market conditions and restricted credit markets; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; the health of and prospects for the overall railcar industry; prospects in light of the cyclical nature of the railcar manufacturing business; the highly competitive nature of the railcar manufacturing, railcar leasing and railcar services industries; the conversion of ARI’s railcar backlog into revenues; anticipated trends relating to shipments, leasing, railcar services, revenues, financial condition or results of operations; the anticipated production schedules for our products and the anticipated financing needs, construction and production schedules of our joint ventures; the risks associated with international operations and joint ventures; the Company’s ability to manage overhead and variations in production rates; fluctuating costs of raw materials, including steel and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the ongoing benefits and risks related to the Company’s relationship with Mr. Carl Icahn (the chairman of the Company’s board of directors and, through his holdings of Icahn Enterprises L.P., the Company’s principal beneficial stockholder) and certain of his affiliates; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; the risk of the lack of acceptance of new railcar offerings by ARI’s customers and the risk of initial production costs for the Company’s new railcar offerings being significantly higher than expected; the sufficiency of the Company’s liquidity and capital resources; compliance with covenants contained in the Company’s financing arrangements; the impact and costs and expenses of any litigation ARI may be subject to now or in the future; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2013	December 31, 2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$115,020	$205,045
Short-term investments—available for sale securities	—	12,557
Accounts receivable, net	30,739	36,100
Accounts receivable, due from related parties	12,844	3,539
Inventories, net	102,051	110,075
Deferred tax assets	11,777	4,114
Prepaid expenses and other current assets	7,724	3,917
Total current assets	280,155	375,347
Property, plant and equipment, net	157,429	155,893
Railcars on operating leases, net	321,608	220,282
Deferred debt issuance costs	2,029	2,374
Goodwill	7,169	7,169
Investments in and loans to joint ventures	40,190	44,536
Other assets	8,028	4,157
Total assets	$816,608	$809,758
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$58,038	$64,971
Accounts payable, due to related parties	1,486	2,831
Accrued taxes	7,252	2,693
Accrued expenses	23,123	5,739
Accrued compensation	16,639	17,940
Accrued interest expense	299	4,465
Short-term debt, including current portion of long-term debt	6,655	2,755
Total current liabilities	113,492	101,394
Long-term debt, net of current portion	189,762	272,245
Deferred tax liability	84,597	53,466
Pension and post-retirement liabilities	8,923	9,518
Other liabilities	5,326	3,670
Total liabilities	402,100	440,293
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 21,352,297 shares issued and outstanding as of both September 30, 2013 and December 31, 2012	213	213
Additional paid-in capital	239,609	239,609
Retained earnings	176,541	130,030
Accumulated other comprehensive loss	(1,855)	(387)
Total stockholders’ equity	414,508	369,465
Total liabilities and stockholders’ equity	$816,608	$809,758

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues:
Manufacturing (including revenues from affiliates of $65,678 and $148,660 for the three and nine months ended September 30, 2013, respectively, and $49,962 and $60,859 for the same periods in 2012)	$170,943	$147,212	$476,160	$446,273
Railcar leasing	8,301	4,267	22,371	8,315
Railcar services (including revenues from affiliates of $4,307 and $13,461 for the three and nine months ended September 30, 2013, respectively, and $5,855 and $16,858 for the same periods in 2012)	19,655	16,751	54,882	49,455
Total revenues	198,899	168,230	553,413	504,043
Cost of revenues:
Manufacturing	(136,974)	(116,497)	(371,806)	(360,507)
Railcar leasing	(3,524)	(1,854)	(9,729)	(4,196)
Railcar services	(15,614)	(13,181)	(43,063)	(38,849)
Total cost of revenues	(156,112)	(131,532)	(424,598)	(403,552)
Gross profit	42,787	36,698	128,815	100,491
Selling, general and administrative (including costs to a related party of $268 and $864 for the three and nine months ended September 30, 2013, respectively, and $146 and $441 for the same periods in 2012)	(7,161)	(6,360)	(22,091)	(20,388)
Earnings from operations	35,626	30,338	106,724	80,103
Interest income (including income from related parties of $669 and $2,026 for the three and nine months ended September 30, 2013, respectively, and $727 and $2,201 for the same periods in 2012)	672	750	2,042	2,297
Interest expense	(1,512)	(4,414)	(5,853)	(14,630)
Loss on debt extinguishment	—	(2,267)	(392)	(2,267)
Other income (including income from a related party of $5 and $14 for the three and nine months ended September 30, 2013, respectively, and $4 and $10 for the same periods in 2012)	16	18	2,024	37
(Loss) earnings from joint ventures	(505)	(849)	(2,282)	31
Earnings before income taxes	34,297	23,576	102,263	65,571
Income tax expense	(13,327)	(9,566)	(39,737)	(26,196)
Net earnings	$20,970	$14,010	$62,526	$39,375
Net earnings per common share—basic and diluted	$0.98	$0.66	$2.93	$1.84
Weighted average common shares outstanding—basic and diluted	21,352	21,352	21,352	21,352
Cash dividends declared per common share	$0.25	$—	$0.75	$—

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Revenues			Earnings (Loss) from Operations
	External	Intersegment	Total	External	Intersegment	Total
Three Months Ended September 30, 2013
Manufacturing	$170,943	$34,824	$205,767	$32,075	$9,633	$41,708
Railcar Leasing	8,301	—	8,301	4,155	5	4,160
Railcar Services	19,655	31	19,686	3,292	(13)	3,279
Corporate/Eliminations	—	(34,855)	(34,855)	(3,896)	(9,625)	(13,521)
Total Consolidated	$198,899	$—	$198,899	$35,626	$—	$35,626
Three Months Ended September 30, 2012
Manufacturing	$147,212	$38,178	$185,390	$29,206	$5,012	$34,218
Railcar Leasing	4,267	—	4,267	2,377	6	2,383
Railcar Services	16,751	221	16,972	2,955	(46)	2,909
Corporate/Eliminations	—	(38,399)	(38,399)	(4,200)	(4,972)	(9,172)
Total Consolidated	$168,230	$—	$168,230	$30,338	$—	$30,338
Nine Months Ended September 30, 2013
Manufacturing	$476,160	$135,315	$611,475	$98,834	$29,541	$128,375
Railcar Leasing	22,371	—	22,371	9,963	17	9,980
Railcar Services	54,882	126	55,008	9,680	(11)	9,669
Corporate/Eliminations	—	(135,441)	(135,441)	(11,753)	(29,547)	(41,300)
Total Consolidated	$553,413	—	$553,413	$106,724	—	$106,724
Nine Months Ended September 30, 2012
Manufacturing	$446,273	$170,267	$616,540	$80,692	$28,280	$108,972
Railcar Leasing	8,315	—	8,315	3,994	19	4,013
Railcar Services	49,455	441	49,896	8,694	(96)	8,598
Corporate/Eliminations	—	(170,708)	(170,708)	(13,277)	(28,203)	(41,480)
Total Consolidated	$504,043	—	$504,043	$80,103	—	$80,103

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended September 30,
	2013	2012
Operating activities:
Net earnings	$62,526	$39,375
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	20,433	17,506
Amortization of deferred costs	486	487
Loss on disposal of property, plant and equipment	75	—
Share-based compensation	4,240	3,810
Change in interest receivable, due from related parties	—	292
Loss (earnings) from joint ventures	2,282	(31)
Provision for deferred income taxes	23,997	24,703
Adjustment to provision for losses on accounts receivable	14	108
Items related to investing activities:
Realized gain on sale of short-term investments - available for sale securities	(2,008)	—
Items related to financing activities:
Loss on debt extinguishment	392	2,267
Changes in operating assets and liabilities:
Accounts receivable, net	5,329	(1,995)
Accounts receivable, due from related parties	(9,315)	(1,428)
Income taxes receivable	(187)	(282)
Inventories, net	7,994	(36,486)
Prepaid expenses and other current assets	157	(754)
Accounts payable	(6,927)	5,114
Accounts payable, due to affiliates	(1,345)	150
Accrued expenses and taxes	11,665	(5,119)
Other	(1,779)	(364)
Net cash provided by operating activities	118,029	47,353
Investing activities:
Purchases of property, plant and equipment	(15,343)	(10,444)
Capital expenditures - leased railcars	(108,314)	(143,242)
Proceeds from the sale of property, plant and equipment	2	254
Purchase of short-term investments - available for sale securities	—	—
Proceeds from the sale of short-term investments - available for sale securities	12,699	—
Proceeds from repayments of loans by joint ventures	2,100	1,592
Investments in and loans to joint ventures	(136)	(1,652)
Net cash used in investing activities	(108,992)	(153,492)
Financing activities:
Repayments of long-term debt	(178,424)	(100,000)
Premium on debt redemption	—	(1,875)
Proceeds from long-term debt	99,841	—
Change in interest reserve related to long-term debt	(3,965)	—
Payment of common stock dividends	(16,014)	—
Debt issuance costs	(432)	—
Net cash used in financing activities	(98,994)	(101,875)
Effect of exchange rate changes on cash and cash equivalents	(68)	37
Decrease in cash and cash equivalents	(90,025)	(207,977)
Cash and cash equivalents at beginning of period	205,045	307,172
Cash and cash equivalents at end of period	$115,020	$99,195

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net earnings	$20,970	$14,010	$62,526	$39,375
Income tax expense	13,327	9,566	39,737	26,196
Interest expense	1,512	4,414	5,853	14,630
Loss on debt extinguishment	—	2,267	392	2,267
Interest income	(672)	(750)	(2,042)	(2,297)
Depreciation	7,038	6,220	20,433	17,506
EBITDA	$42,175	$35,727	$126,899	$97,677
Other income related to short-term investments	—	—	(2,008)	—
Stock appreciation rights compensation expense	1,165	997	4,240	3,810
Adjusted EBITDA	$43,340	$36,724	$129,131	$101,487

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before stock appreciation rights (SARs) compensation expense and other income related to our short-term investments. Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense associated with share-based compensation and income associated with short-term investments allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and short-term investments. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.